Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-203166) pertaining to the GoDaddy Inc. 2015 Equity Incentive Plan, the GoDaddy Inc. 2015 Employee Stock Purchase Plan, the Desert Newco, LLC 2011 Unit Incentive Plan, the Locu, Inc. Amended and Restated 2011 Equity Incentive Plan, the Bootstrap, Inc. 2008 Stock Plan and The Go Daddy Group, Inc. 2006 Equity Incentive Plan, of our report dated March 2, 2016, with respect to the consolidated financial statements of GoDaddy Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.
/s/ Ernst & Young LLP
Phoenix, Arizona
March 2, 2016